Exhibit 21.1

Subsidiaries and Equity Investments of the Registrant

Subsidiary	Jurisdiction of Organization

ARB, Inc.	California
ARB Structures, Inc.	California
ARB Chile, Ltda.	Chile
Cardinal Contractors, Inc.	Florida
James Construction Group, LLC	Florida
Juniper Rock Corporation	California
OnQuest, Inc.	California
OnQuest Canada, ULC (formerly Born Heaters Canada)	Alberta
OnQuest Heaters, Inc.	Delaware
PFMG Solar Tustin, LLC	Delaware
Pipe Jacking Trenchless, Inc.	California
Primoris Renewable Energy, Inc.	Texas
Primoris Design & Construction, Inc.	Delaware
Primoris Distribution Services, Inc.	Texas
Primoris Electric, Inc.	California
Primoris Energy Services Corporation	Texas
Primoris T&D Services, LLC	Delaware
Primoris Willbros Canada ULC	British Columbia
Q3 Contracting, Inc.	Minnesota
Rockford Corporation	Oregon
Rockford Holdings Corporation	Delaware
Rockford Pipelines Canada, Inc.	Alberta
Saxon Construction, Inc.	Texas
Vadnais Trenchless Services, Inc.	California
Willbros Group, Inc.	Delaware

With the exception of Primoris Energy Services Corporation, Primoris Aevenia, Inc., and OnQuest Canada, ULC, the subsidiaries do not conduct business under any names other than those set forth above.

Equity Investments of the Registrant

Organization	Jurisdiction of Organization	Registrant’s Equity Interest

Carlsbad Power Constructors	California	50%
St.-Bernard Levee Partners	Delaware	30%

The above noted entities do not conduct business under any names other than those set forth above.